FINANCIAL STATEMENTS AND
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BOONVILLE ASSOCIATES I,
LIMITED PARTNERSHIP
MHDC PROJECT NO.: 00-100-HCT

DECEMBER 31, 2010 AND 2009

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

Reznick Group, P.C. 4711 W. Golf Road Suite 200 Skokie, IL 60076-1236 Tel: (847) 324-7500

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Boonville Associates I, L.P.

We have audited the accompanying balance sheets of Boonville Associates I, L.P. as of December 31, 2010 and 2009, and the related statements of operations, partners’ equity (deficit) and cash flows for the three years ended December 31, 2010, 2009, and 2008. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the partnership’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boonville Associates I, L.P. as of December 31, 2010 and 2009, and the results of its operations, the changes in partners’ equity (deficit) and its cash flows for the three years ended December 31, 2010, 2009, and 2008, in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards, we have also issued a report dated April 11, 2011, on our consideration of Boonville Associates I, L.P.’s internal control over financial reporting. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and the results of that testing and not to provide an opinion on the internal control over financial reporting. In accordance with Government Auditing Standards, we have also issued an opinion dated April 11, 2011, on Boonville Associates I, L.P.’s compliance with certain provisions of laws, regulations, contracts, and grant agreements, and other matters that could have a direct and material effect on a major MHDC-assisted program. Those reports are an integral part of an audit performed in accordance with Government Auditing Standards and should be considered in assessing the results of our audit.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental information on pages 21 through 30 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Reznick Group, P. C.

Skokie, Illinois April 11, 2011

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

BALANCE SHEETS

December 31, 2010 and 2009

ASSETS

CURRENT ASSETS		2010	2009
1120	Cash - operations	$3,658	$1,832
1130	Tenant accounts receivable	4,372	-
1135	Accounts receivable - subsidy	569	569
1200	Miscellaneous prepaid expenses	6,353	6,120

1100T	Total current assets	14,952	8,521

DEPOSITS HELD IN TRUST - FUNDED
1191	Tenant security deposits held in trust fund	12,118	10,322

RESTRICTED DEPOSITS AND FUNDED RESERVES
1310	Escrow deposits	9,579	5,814
1320	Replacement reserve	105,667	113,488
1330	Other reserves	10,988	10,917

1300	Total deposits	126,234	130,219

FIXED ASSETS
1410	Land	165,000	165,000
1420	Buildings and improvements	3,601,152	3,601,152
1440	Equipment	34,237	34,237
1460	Furniture and fixtures	114,715	114,715

1400T	Total fixed assets	3,915,104	3,915,104

1495	Less: Accumulated depreciation	1,366,761	1,235,823

1400N	Net fixed assets	2,548,343	2,679,281

1000T	Total assets	$2,701,647	$2,828,343

(continued)

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

BALANCE SHEETS - CONTINUED

December 31, 2010 and 2009

LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES		2010	2009
2110	Accounts payable - operations	$11,670	$13,879
2131	Accrued interest payable - first mortgage	493	533
2170	Mortgage payable - first mortgage (short-term)	25,484	24,977
2190	Accrued expenses	11,900	7,089
2210	Prepaid revenue	7,400	2,087

2122T	Total current liabilities	56,947	48,565

DEPOSITS LIABILITY
2191	Tenant security deposits (contra)	8,473	8,235

LONG-TERM LIABILITIES
2123	Accrued reporting fee payable	4,000	3,000
2320	Mortgage payable - first mortgage	564,360	590,095
2323	Other loans and notes payable - surplus cash	4,262	4,262

2300T	Total long-term liabilities	572,622	597,357

2000T	Total liabilities	638,042	654,157

CONTINGENCY		-	-
3130	PARTNERS’ EQUITY (DEFICIT)	2,063,605	2,174,186

2033T	Total liabilities and partners’ equity (deficit)	$2,701,647	$2,828,343

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

STATEMENTS OF OPERATIONS

Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Revenue
Rental income, net of vacancies and concessions	$182,426	$179,308	$166,779
Interest income	1,471	2,094	2,379
Other income	11,525	5,504	13,758

Total revenue	195,422	186,906	182,916

Operating expenses
Administrative	55,950	86,920	63,709
Utilities	28,771	21,283	18,652
Operating and maintenance	51,347	43,049	43,127
Taxes and Insurance	32,002	24,033	27,403
Financial	5,995	6,286	6,514
Corporate or mortgagor entity	1,000	1,000	1,000
Depreciation	130,938	130,938	137,484

Total expenses	306,003	313,509	297,889

Net loss	$(110,581)	$(126,603)	$(114,973)

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

STATEMENTS OF CASH FLOWS

Years ended December 31, 2010, 2009, and 2008

Account No.		CMCA	WNC Tax Credit Fund VI	WNC Housing L.P.	WNC Missouri Tax Credits XXXI, L.P.	Total

	Balance, December 31, 2007	$(78)	$1,416,459	$142	$999,239	$2,415,762
	Net loss	(11)	(114,940)	(11)	(11)	(114,973)
	Balance, December 31, 2008	(89)	1,301,519	131	999,228	2,300,789
	Net loss	(13)	(126,564)	(13)	(13)	(126,603)
	Balance, December 31, 2009	(102)	1,174,955	118	999,215	2,174,186
3250	Net income (loss)	(11)	(110,548)	(11)	(11)	(110,581)

3130	Balance, December 31, 2010	$(113)	$1,064,407	$107	$999,204	$2,063,605
	Partners' percentage of losses	0.01%	99.97%	0.01%	0.01%	100%

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

STATEMENTS OF CASH FLOWS

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Cash flows from operating activities
Net loss	$(110,581)	$(126,603)	$(114,973)
Reconciliation of net loss to net cash provided by operating activities
Depreciation	130,938	130,938	137,484
Increase in prepaid insurance	(233)	(1,058)	(119)
Decrease (Increase) in accounts receivable - tenants	(4,372)	3,434	(2,328)
Decrease (Increase) in accounts receivable - subsidy	-	(52)	(517)
Decrease (Increase) in tax and insurance escrow	(3,765)	(849)	1,352
Increase (Decrease) in prepaid rent	5,313	1,135	881
Increase in accounts payable and accrued expenses	2,602	(736)	11,852
Increased (Decrease) in accrued reporting fees	1,000	1,000	1,000
Increase (Decrease) in tenant security deposits payable, net	(1,558)	769	(1,621)
Increase in utility deposits	-	(275)	275
Decrease in accrued interest payable	(40)	-	(21)

Net cash provided by operating activities	19,304	7,703	33,265

Cash flows from investing activities
Net deposits to (withdrawals from) restricted reserves	7,750	13,177	(7,818)

Net cash provided by (used in) investing activities	7,750	13,177	(7,818)

Cash flows from financing activities
Principal repayments of mortgage note payable	(25,228)	(24,977)	(24,729)

Net cash used in financing activities	(25,228)	(24,977)	(24,729)

NET INCREASE (DECREASE) IN CASH	1,826	(4,097)	718

Cash, beginning of year	1,832	5,929	5,211

Cash, end of year	$3,658	$1,832	$5,929

Supplemental disclosure of cash flow information
Cash paid for interest during the year	$6,035	$6,286	$6,535

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE 1 - NATURE OF OPERATIONS

Boonville Associates I, Limited Partnership (the Partnership) was formed on September 11, 2000, under the laws of the State of Missouri, for the purpose of acquiring, constructing, holding, and operating a 48-unit residential apartment complex known as Rankin Mill Apartments, MHDC No. 00-100-HCT (the Project). Rental operations began in September, 2001. The Project is intended primarily for low and moderate income tenants in Boonville, Missouri. The Project is regulated by the Missouri Housing Development Commission (MHDC) as to rent charges and operating methods.

The Partnership terminates December 31, 2050, unless dissolved earlier upon the sale of substantially all of the Partnership’s real property.

Agreements with MHDC provide for the regulation of rental charges, restrictions on the disposition of property, and limitations on annual cash distributions to Partners.

The Partnership has received an allocation of low-income housing tax credits from the State of Missouri totaling $3,028,220. Each building of the project has qualified for and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42, (Section 42), which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits. The credit allocation will be allowed annually in the amount of $302,822 for ten years if the project remains in compliance.

In addition, the Partnership has been allocated state low-income housing tax credits. In order to qualify for the credits, the Partnership must maintain compliance with certain requirements. The Partnership has executed a regulatory agreement with the Missouri State Housing Development Authority which requires the operation of the project pursuant to Section 42 for a minimum of 30 years. This requirement is binding on any transferee during this compliance period.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Capitalization and Depreciation

Land, buildings and improvements, equipment, and furniture and fixtures are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed.

The assets are depreciated over their estimated service lives. The estimated service lives of the assets for depreciation purposes, which may be different than their actual economic useful lives, are as follows:

	Estimated life	Method
Buildings and improvements	27.5 years	Straight-line
Equipment	3 years	Straight-line
Furniture and fixtures	3-7 years	Straight-line

Rental Income and Prepaid Rents

Rental income is recognized for apartment rentals as it is earned. Advance receipts of rental income are deferred and classified as liabilities until earned. All leases between the Partnership and the tenants of the property are operating leases.

Accounts Receivable and Bad Debts

Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Advertising Costs

Advertising costs are charged to operations as incurred.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

Income Taxes

The Partnership has elected to be treated as a pass-through entity for income tax purposes and, as such, is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Partnership’s federal tax status as a pass-through entity is based on its legal status as a Partnership. Accordingly, the Partnership is required to take any tax positions in order to qualify as a pass-through entity. The Partnership is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for income taxes and the Partnership has no other tax positions which must be considered for disclosure.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

The Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized during the years ended December 31, 2010, 2009 and 2008.

Reclassifications

Reclassifications may have been made to the prior year balances to conform to the current year presentation.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE 3 - CASH

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash.

NOTE 4 - TENANT SECURITY DEPOSITS

Missouri Housing Development Commission (MHDC) regulations require that security deposits be segregated from the general funds of the Partnership. Accordingly, the Partnership holds all security deposit funds in a separate, interest-bearing account.

NOTE 5 - ESCROW DEPOSITS AND RESTRICTED RESERVES

According to the partnership loan and other regulatory agreements, the Partnership is required to maintain certain escrow deposits and restricted reserves. The following schedule shows the activity in such accounts during 2010 and 2009.

The Partnership was required to fund an operating reserve in the initial amount of $12,000 from Limited Partner capital contributions. The operating reserve has been funded as required.

According to the Regulatory Agreement, the Partnership is required to fund a replacement reserve in the amount of $1,200 a month. Any disbursements from the replacement reserve exceeding $100 need to be approved by MHDC. As of December 31, 2010 and 2009, the replacement reserve has been funded as required.

According to the Partnership Agreement, the Partnership was required to fund a program reserve, in the initial amount of $52,500, from limited partner capital contributions. The program reserve has been funded as required.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

	Balance January 1, 2010	Additions and interest	Withdrawals	Balance December 31, 2010
Insurance and real estate tax escrow	$5,814	$40,519	$36,754	$9,579
Replacement reserve	113,488	17,405	25,226	105,667
Operating reserve	3,084	34	-	3,118
Program reserve	5,754	14	-	5,768
Other escrows	2,079	23	-	2,102
Total	$130,219	$57,995	$61,980	$126,234

	Balance January 1, 2009	Additions and interest	Withdrawals	Balance December 31, 2009
Insurance escrow real estate tax escrow	$4,965	$20,956	$20,107	$5,814
Replacement reserve	101,267	17,498	5,277	113,488
Operating reserve	3,033	51	-	3,084
Program reserve	31,237	42	25,525	5,754
Other escrows	2,045	34	-	2,079
Total	$142,547	$38,581	$50,909	$130,219

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE 6 - LONG-TERM DEBT

	2010	2009

The mortgage note, dated September 12, 2000, is held by MHDC in the original amount of $810,000 and bears interest at 1% per annum. Monthly installments of $2,605 for principal and interest are based on a 30-year amortization of the original note balance. Payments began on December 1, 2001. The loan matures on November 1, 2031, at which time any unpaid principal and interest is due. The note is collateralized by real estate held for lease and an assignment of rents and leases.	$589,844	$615,072

Aggregate scheduled maturities of long-term debt for the ensuing five years and thereafter are as follows:

Year ending December 31, 2011	$25,484
2012	25,734
2013	25,992
2014	26,252
2015	26,514
Thereafter	459,868

$589,844

NOTE 7 - RELATED PARTY TRANSACTIONS

According to the Partnership Agreement, the General Partner is entitled to an incentive management fee equal to 70% of remaining cash flow from operations after all unpaid amounts as defined in the Partnership Agreement are paid. This fee is expensed and paid one year in arrears. No such fee was incurred or paid in 2010, 2009 and 2008.

According to the Partnership Agreement, the Limited Partner is entitled to a cumulative annual reporting fee equal to 15% of remaining cash flow from operations, as defined, but in no event less than $1,000. Reporting fees incurred were $1,000 for each 2010, 2009 and 2008. No payments were made in 2010, 2009 and 2008. As of December 31, 2010 and 2009, asset management fees payable were $4,000 and $3,000, respectively.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

Subsequent to the completion of construction, the developer, Capstone Development Group L.L.C., an unrelated party to the current general or limited partners), advanced funds to the partnership to pay construction costs payable. These advances are non interest bearing and to be repaid from available cash flow as stated in the partnership agreement. As of December 31, 2010 and 2009, $4,262 of developer advances remained payable each year.

NOTE 8 - PARTNERS AND PARTNERSHIP INTERESTS

The Partnership has one General Partner, Central Missouri Community Action, which has a .01% interest; one Limited Partner, WNC Housing Tax Credit Fund VI, L.P., which has a 99.97% interest; one Special Limited Partner, WNC Housing, L.P., which has a .01% interest; and one Missouri Limited Partner, WNC Missouri Tax Credits XXXI, L.P., which has a .01% interest.

In accordance with the Partnership Agreement, the Limited Partner was required to make capital contributions of $2,195,028, which have been fully paid. The Missouri Limited Partner was required to make capital contributions of $999,316, which have been fully paid. The installments are subject to adjustments depending on certain conditions being met, primarily related to the amount and timing of low-income housing tax credits the Partnership is able to obtain.

NOTE 9 - PARTNERSHIP PROFITS, LOSSES, AND DISTRIBUTIONS

Generally, profits and losses are allocated to the Partners based upon their percentage of interest in the Partnership. Cash flow, as defined by the Partnership Agreement, generally is distributable as prioritized in the Partnership Agreement. Profits and losses arising from the sale, refinancing, or other disposition of all or substantially all of the Partnership’s assets will be specially allocated as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits, losses and distributions may be required.

NOTE 10 - CONTINGENCY

The Partnership’s low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period, could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance could result in an adjustment to the capital contributed by the Limited Partners.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2010 and 2009

NOTE 11 - ECONOMIC DEPENDENCY

The Partnership operates the property located in Missouri. Future operations could be affected by the change in economic or other conditions in the geographical area or by changes in the federal low-income housing subsidies or the demand for such housing.

NOTE 12 - SUBSEQUENT EVENTS

Events that occur after the balance sheet date but before the financial statements were issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which reflect significant matters but which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. The date through which subsequent events have been evaluated is also the date on which the financial statements were issued.

Management evaluated the activity of Boonville Associates I, Limited Partnership through April 11, 2011 and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.